Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 23, 2008 with respect to the consolidated financial statements, schedule and internal controls over financial reporting included in the Annual Report of Jinpan International Limited and its subsidiaries on Form 20-F for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Jinpan International Limited and its subsidiaries on Form F-3 (No.333-140094, effective January 19, 2007) and Form S-8 (No. 333-140109, effective January 19, 2007). We also consent to the reference to us under the Heading "Experts" in such Registration Statement on Form F-3.

Grant Thornton

Hong Kong
June 19, 2008